Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment Number 2 to Registration Statement No. 333-203068 on Form N-2 of our report dated March 5, 2015 relating to the consolidated financial statements of BlackRock Capital Investment Corporation, formerly, BlackRock Kelso Capital Corporation, appearing in the Prospectus, which is part of this Registration Statement, and to the references to us under the headings, “Selected Financial Data”, “Senior Securities”, and “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ Deloitte & Touche LLP

New York, New York

May 11, 2015